Exhibit 99.1

News

MERISEL, INC. ANNOUNCES ANTICIPATED RESULTS FOR SECOND QUARTER 2012

New York, New York – August 6, 2012– Merisel, Inc. (OTC: MSEL.pk),

Merisel, Inc. (the “Company”) currently estimates that it will report a net loss of $1.8 million for the quarter ended June 30, 2012 as compared to a net loss of $1.1 million for the quarter ended June 30, 2011.  This estimated increase in net loss is due primarily to reduced revenues, coupled with an increase in production costs for the period.  In addition, as of June 30, 2012, the Company estimates that it had a stockholders’ deficit of $0.8 million, as  compared to stockholders’ equity of $8.0 million as of December 31, 2011, and cash and cash equivalents of $0.2 million as of June 30, 2012 as compared to $1.8 million at December 31, 2011.

Accordingly, the Company anticipates that in order to meet its short term liquidity needs and its operating needs over the next twelve months, it will need to raise additional capital.  The Company is in active discussions with its primary lender, largest stockholder and other potential funding sources concerning immediate possible ways of addressing its liquidity and working capital needs, including a possible bridge loan facility and other forms of debt or equity financing.

The Company believes it will be able to consummate a financing transaction in the near future that will provide it with adequate funds to address its working capital and liquidity needs.  However, there can be no assurances that the Company will be able to obtain additional capital in sufficient amounts, on acceptable terms, or at all, and the failure to obtain such funds could have a material adverse effect on the Company’s business and financial condition.In addition, the Company’s operating cash flows can be impacted, for better or for worse, by macroeconomic factors outside of its control.

Actual results may vary from the information presented here.

About Merisel
Merisel, headquartered in New York, N.Y., is a leading visual communications and brand imaging solutions provider to its clients. Merisel provides a broad portfolio of digital and graphic services to clients in the retail, manufacturing, beverage, cosmetic, advertising, entertainment and consumer packaged goods industries. These solutions are delivered to clients through its portfolio companies: ColorEdge, Crush Creative, Comp 24, and Fuel Digital. In March 2010, Crush Creative and Fuel Digital were consolidated under the ColorEdge brand. Merisel has sales offices in New York City, Atlanta, Los Angeles and Portland, Oregon, and production facilities in New York, New Jersey, Atlanta and Los Angeles to ensure the highest quality solutions and services to its clients. Learn more at www.merisel.com.

Contact:
Victor Cisario
(212) 502-6545
victor.cisario@merisel.com

Cautionary Statement
This press release contains forward-looking statements that involve risks and uncertainties concerning Merisel's expectations for future performance (including without limitation the quotations from management in this press release). In this context, forward-looking statements often address Merisel’s expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," or "will." Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, these statements are subject to numerous risks and uncertainties that include, among others, the impact of management and organizational changes, the implementation of ongoing strategic and cost initiatives, changes in and a dependence on key personnel, the outcome of pending legal proceedings, the severity and duration of the current economic conditions and changes in economic conditions. These uncertainties may cause Merisel’s actual future results to be materially different than those expressed in such forward-looking statements. All information set forth in this press release is as of August 6, 2012. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release. The Company undertakes no obligation to update any such forward-looking statements. More information about the potential factors that could affect Merisel’s business and financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, which is on file with the SEC and available on the SEC’s website at www.sec.gov.